Exhibit 10.75

May 15, 2013 Non-Exclusive Distributor Agreement with Digi-Key Corporation.

NON-EXCLUSIVE DISTRIBUTOR AGREEMENT

DISTRIBUTOR AGREEMENT dated as of May 15th, 20 13, by and between CUI Inc, having its principal office at 20050 SW 112th Ave Tualatin, OR 97062, ("the Company") and Digi-Key Corporation, having its principal place of business at 701 Brooks Avenue South, Thief River Falls, MN 56701, ("the Distributor").

The parties agree as follows:

1. Distributorship Appointment. The Company hereby appoints the Distributor, and the Distributor hereby accepts appointment, as an authorized Distributor of the Products defined below, on a non-exclusive basis, within the Territory described in Exhibit A. Company grants to Distributor a license to use Company's trademarks and copyrights in furtherance of Distributor's activities under this Agreement. All use by Distributor shall inure to the benefit of the Company and shall be in accordance with Company's brand guidelines and Distributor shall promptly discontinue any use upon objection by Company.

2. Products. As used in this Agreement, the term "Products" shall include all items listed in the Company's "Distributor Cost Schedule." The Company reserves the right in its sole and absolute discretion to revise the Distributor Cost Schedule from time to time without prior notice by addition or deletion of Products.

3. Distributor Responsibilities. The Distributor shall, in furtherance of its responsibilities, without limitation:

(a) Use commercially reasonable efforts to actively promote the sale of the Products and to serve the interests of the Company, in accordance with this Agreement.

(b) Use commercially reasonable efforts to maintain a sales organization which is adequate to perform the Distributor's obligations under this Agreement, including but not limited to providing assistance to purchasers of the Products.

(c) Use commercially reasonable efforts to assist the Company's representatives in every reasonable manner, including obtaining information relating to possible expansion of Product usage and to customer requirements and problems.

(d) Submit to the Company not later than the 15th day of each month, a monthly report of Products sold during the previous month, and grant access during ordinary business hours and upon reasonable advance notice by the Company's designated representative to the

Distributor's records directly pertinent to such matters for verification of such reports.

(e) Maintain an inventory of Products at all times in quantities sufficient to meet the needs of its customers; including but not limited to quantities reflecting reasonable recommendations made from time to time by the Company as to specific Products. Submit to the Company not later than the 15th day of each month, a monthly report of all Products in inventory as of the first day of that month; and grant access during ordinary business hours and upon reasonable advance notice by the Company's designated representative to the Distributor's records directly pertinent to such matters for verification of such reports and/or to the Distributor's inventory to make count thereof.

(f) Hold in confidence all of Company's Proprietary Information as defined and set forth in Section 15 of this Agreement.

(g) On reasonable request, provide the Company with audited balance sheets or such other financial statements as the Company may reasonably require to verify the Distributor's financial responsibility to perform its obligations under this Agreement to the satisfaction of the Company.

(h) Not subject the Products to any liens or encumbrances in any manner unless and until fully paid for by the Distributor.

4. Counterfeit Items. The Distributor shall examine all Products bearing the Company's logo which are either offered for sale to Distributor by any source other than the Company or returned by a customer, and shall use reasonable commercial efforts to determine whether reasonable samplings of such Products are genuine or counterfeit. The Distributor shall notify the Company in cases where the Distributor suspects that a Product is counterfeit and shall furnish the Company with all relevant details. The Company may, from time to time at its election, during ordinary business hours and upon reasonable advance notice inspect the Distributor's inventory for the purpose of detecting counterfeit items.

5. The Company's Responsibilities. The Company will work closely with the Distributor:

(a) To assist in adjusting inventories of the Products by quantity and device type, for the purpose of promoting and increasing the sale of Products.

(b) To make reasonable efforts to direct to the Distributor all orders for quantities up to the maximum for which a resale price is shown in the Distributor Cost Schedule, except that the Company may make direct

sales to any customers, including, in the event such reasonable efforts are unsuccessful, direct sales to customers desiring to purchase less than such maximum quantity.

(c) To authorize, under certain conditions for a particular sale, and at the Company's sole and absolute discretion, a price to the Distributor lower than that specified in the current Distributor Cost Schedule ("Broken Cost") which shall be in the form of an "Authorization Number". In such event the Distributor shall, within thirty (30) days of shipment of the affected Products to its customer, debit the Company for the difference between standard Distributor cost and the Broken Cost, multiplied by the quantity of the respected affected Product shipped to that customer by the Distributor. The debit or accompanying documentation shall indicate part number, the Distributor's cost price, quantity shipped, adjusted price, and Authorization Number. The debit shall be accompanied by a copy of the Distributor's invoice to its customer, to serve as proof of shipment.

6. Placement and Acceptance of Orders. This Agreement is not a purchase order. Neither party shall have any obligation to sell or purchase Products unless and until the Distributor issues a purchase order which is accepted by the Company, such issuance and acceptance being subject to the following:

(a) Any such purchase order shall recite the Product type (as specified in the Distributor Cost Schedule), quantities, price, and delivery schedule and any other information required under this Agreement. Order and line item minimums shall conform to the requirements of the current Distributor Cost Schedule.

(b) Company's acceptance of each such purchase order shall be made by issuance of an acknowledgment, except that the Company may, at its option, refuse to accept any purchase order to the extent that:

(i) it contains items not listed in, or designates Product specifications that deviate in any respect from respective specifications for the Products set forth in, the Distributor Cost Schedule; or

(ii) it contains any terms and conditions deviating from those required by this Agreement.

(c) The terms and conditions of this Agreement shall prevail and shall not be modified in any way by any provisions contained in the Distributor's purchase orders or the Company's acknowledgment.

(d) Notwithstanding any provision hereof to the contrary, Company reserves the right to refuse to accept any purchase order issued by Distributor, for any reason whatsoever.

(e) Rescheduling, Cancellation. The Company will try to accommodate the Distributor's requests for cancellations and reschedules where ever possible. If the Company has not incurred any liability for raw materials then the Company is likely able to cancel or reschedule.

7. Delivery.

(a) Orders shall be scheduled for delivery at the time of acceptance of the order by the Company, but it is understood that the delivery schedule agreed to by the Company constitutes only a reasonable estimate of the availability of Products required to fill the order.

(b) Bar-codes shall be attached internally and externally on all incoming Product from Company using the AIAG (Automotive Industry Action Group) standard format, code 39. Bar-codes provided by Company shall be tested and verified by Distributor in advance of initial Product shipment to ensure efficient processing of all subsequent Company shipments.

(c) All Product delivered to Distributor will have date codes less than or equal to six (6) months from the date of delivery to Distributor.

8. Purchase Price. Price of Products will be in accordance with the Distributor Cost Schedule in effect at the time the Distributor's orders are accepted. If the Distributor orders items not listed in the Distributor Cost Schedule, the Company may consider the order quantity to reflect an OEM order and to be subject to the terms and conditions of the Company applicable to OEM orders and not to the terms and conditions of this Agreement.

9. Terms of Payment. The Distributor shall make payment of the net invoiced amount within 30 days after the respective invoice date ("Ordinary Payment Date"). At Distributor's sole discretion Distributor may take an early payment discount of one percent (1%) for any payment to Company made prior to the Ordinary Payment Date. Company shall date invoices with the date actually mailed or otherwise transmitted to Distributor. Company shall mail or transmit invoices in a manner reasonably calculated to be received by Distributor within five (5) business days. In the event an order is canceled by the Distributor outside the guidelines set forth in the then-current Distributor Cost Schedule, Company may impose and Distributor shall pay a reasonable cancellation charge based upon the Company's actual cost incurred in connection with cancelling the order.

10. Transportation. All shipments will be made FCA (Incoterms 2010) the Company's shipping point within the 48 contiguous United States, which means, among other things, that the Distributor bears the cost of domestic transportation and all risks of loss or damage to the Product upon delivery to the carrier at U.S. domestic point of shipment. Drop or direct shipments to the Distributor's customers will not be made without prior approval in each instance by the Company.

11. Price Changes.

(a) If the Company increases the price for any Product prior to a full shipment of the Distributor's order for such Product, the price charged to the Distributor shall be that price in effect at the time the Company accepted the order. If the Company makes a general reduction in the price for any Product, the price charged to the Distributor for Product shipped thereafter shall be the reduced price (except that, for previously approved drop shipments direct to the Distributor's customer, the price charges to the Distributor shall be that in effect prior to the date of the general price reduction).

12. Adjustment for Discontinued and Slow Moving Product, and Scrap Allowance .

(a) For Products deleted (discontinued) from the Distributor Cost Schedule, the Company will work closely with appropriate Distributor personnel to communicate an advance notice to Distributor's customers to mitigate inventory liability as much as possible. After 90 days, the Company will consider a return of all unsold, discontinued/obsolete inventory.

(b) *Initial Inventory Return*. Unsold and slow moving Products purchased as initial inventory at the time of the Distributor's appointment as an authorized Distributor or at times when initially adding Products to the Distributor's stocking inventory will be fully (100%) returnable at the end of [redacted] based on purchase order date at the Distributor's request. Initial Inventory Returns shall be considered distinct and separate from standard inventory stock rotation terms and limitations. Product purchased not as initial inventory will be considered standard inventory and subject to the conditions set forth herein as eligible for return. This would also include those products purchased prior to the signing of this agreement.

(c) *Scrap Allowance*. Distributor may utilize up to [redacted] of the net billings (sales) by the Company to the Distributor in the preceding six (6) month period as a scrap allowance and will receive a credit from Company of the purchase price paid by Distributor for Product(s) identified by Distributor as "scrap," less any other credits received by Distributor. Scrapped Product will no longer be eligible for price protection, stock rotation or return upon termination of this Agreement.

(d) The Company will consider in good faith requests from the Distributor for special returns of inventory deemed slow to move. When these situations arise, special marketing/promotion arrangements can be initiated or the Company can offer a referral or credit the inventory if a direct customer is found that has demand for this inventory.

13. Returns. The Company shall not accept any Products returned for credit or exchange under any provisions of this Agreement or otherwise, unless the Distributor has notified the Company in advance and obtained an RMA number with respect to such return. All Products returned shall be shipped FCA (Incoterms 2010) Company's shipping point within the 48 contiguous United States at the address specified in Exhibit A, freight and shipping charges prepaid by Distributor. Company shall not unreasonably delay or refuse to issue an RMA number for qualified returns. If Company fails to issue an RMA number within thirty (30) days of a return request by Distributor, or fails to reasonably justify within that time why Company declines to issue an RMA number, Distributor may return the Product without an RMA number.

14. Damaged Inventory. The Distributor shall promptly notify the Company of any and all loss of or damage to the Distributor's inventory of Products, and of the specific event(s) which caused such damage.

15. Design Registration Program. If Company offers a design registration program, Company shall make the design registration program available to Distributor upon the same terms as Company offers its design registration program to its other distributors. The design registration program is intended to reward a distributor for time and technical resources expended to develop and support the use of Company's Products in the design and manufacture of items produced by Distributor's customers, by providing the Distributor with special price protection. Should Distributor wish to obtain special pricing for an opportunity to assist a customer in using Company's Product in its design, Distributor will submit a design registration application form or follow such other procedure for registering a design that Company may specify from time to time. Upon Company's approval of the design registration, Company will issue Distributor a unique registration number that Distributor will use to obtain from Company discount pricing associated with the Company Product(s) used in the design registration. Company will not offer similar special pricing to any other party that attempts to procure Product from Company after a unique design registration number has been authorized. Distributor will only be entitled to obtain special design registration pricing on Products sold by

Distributor for use in the approved (registered) design, and only until (i) termination or expiration of this Agreement or (ii) the expiration date set forth on the design registration form, whichever occurs first.

16. Confidential Information.

(a) *Distributor's Proprietary Information.* In connection with this Agreement, the Distributor may from time to time furnish the Company certain information concerning the Distributor's business and customers, including by way of example, customer lists, sales information, including POS Reports, volume sales data, pricing data, and other information relating to customer methods, operations, financing, and services of the Distributor ("Distributor's Proprietary Information"). The Distributor's Proprietary Information is furnished to the Company for its internal use only and for the limited purposes of allocating sales commissions to its sales representatives and performing market research and analysis. Accordingly, the Company agrees to the following:

(i) Distributor's Proprietary Information shall be and remain the property of the Distributor and the Company acknowledges that the Distributor's Proprietary Information constitutes confidential trade secrets of the Distributor. The Company will not, during the term of this Agreement, or thereafter, directly and indirectly, disclose to others or use the benefit of any person, corporation, or other entity, or itself, any of the Distributor's Proprietary Information, without the prior written consent of the Distributor.

(ii) The Company agrees that it shall keep and maintain the Distributor's Proprietary Information in a manner so as to prevent disclosure to any third party and to limit access to the Distributor's Proprietary Information to such of its employees as are absolutely required to have such access for the purposes described above. The Company agrees it shall not disclose any of the Distributor's Proprietary Information other than as authorized by this Agreement.

(iii) The Distributor's Proprietary Information may be delivered to the Company in the form of "Point-of-Sales Reports." These Point-of-Sales Reports are included in the term the Distributor's Proprietary Information and shall be subject

to this Agreement. All Point-of-Sales Reports and other tangible embodiments of the Distributor's Proprietary Information (whether preserved in hard copy, magnetic media, or otherwise) and each and every copy, abstract, summary, or reproduction of same made by or for the Company or acquired by the Company will be delivered by the Company to the Distributor whenever the Distributor requests and, in the event, upon the expiration or termination of this Agreement, for any reason whatsoever.

(b) *The Company's Proprietary Information.* In connection this Agreement, the Company may from time to time furnish the Distributor certain information concerning the Company's business, including by way of example, the Company's trade secrets, processes, or techniques ("The Company's Proprietary Information".) The Company's Proprietary Information is furnished to the Distributor for its internal use only. Accordingly, the Distributor agrees to the following:

(i) The Company's Proprietary Information shall be and remain the property of the Company and the Distributor acknowledges that the Company's Proprietary Information constitutes confidential trade secrets of the Company. The Distributor will not, during the term of this Agreement, or thereafter, directly and indirectly, disclose to others or use the benefit of any person, corporation, or other entity, or itself, any of the Company's Proprietary Information, without the prior written consent of the Company.

(ii) The Distributor agrees that it shall keep and maintain the Company's Proprietary Information in a manner so as to prevent disclosure to any third party and to limit access to the Company's Proprietary Information to such of its employees as are absolutely required to have such access for the purposes described above. The Distributor agrees to protect the confidentiality of the Company's Proprietary Information and agrees to assume responsibility for insuring that none of the Distributor's employees or agents shall disclose any of the Company's Proprietary Information other that as authorized by this Agreement.

(iii) All tangible embodiments of the Company's Proprietary Information (whether preserved in hard copy, abstract, summary, or reproduction of same made by or for the Distributor or acquired by the Distributor will be delivered by the Distributor to the Company whenever the Company

requests and, in any event, upon the expiration or termination of this Agreement, for any reason whatsoever.

(d) *Exceptions.* The obligations of non-disclosure set out above shall not apply to a receiving party in respect of Proprietary Information that:

(i) enters the public domain other than through a breach of this Agreement, or

(ii) is subsequently lawfully obtained by the receiving party from a third party or parties without restriction on disclosure and without a breach of this Agreement, or

(iii) was known to the receiving party without restriction on disclosure prior to its initial disclosure by the other, or

(iv) is independently developed by the receiving party, or

(v) is required to be disclosed pursuant to an order of a court, administrative tribunal or other body having the power to compel the production of Proprietary Information; provided that such disclosure shall be made only to the extent so ordered and that the party receiving such an order promptly notifies the disclosing party so that it may intervene in response to such order, or if timely notice cannot be given, seeks to obtain a protective order from the court, tribunal or other body for such Proprietary Information.

The party claiming the benefit of an exception shall have the burden of proof.

17. Advertising and Promotion.

(a) The Company and the Distributor shall cooperate in promotion of the Company's product and will market such product as accepted and agreed to by both parties. The sharing of promotional and advertising costs will be determined and agreed to on a per project basis.

(b) Any advertising or promotional expenditure for which the Distributor seeks reimbursement will be verified by supporting detailed invoices and copies of the advertisements and/or promotional materials.

18. Force Majeure. Neither party shall be liable for any delay or failure to perform its obligations under this Agreement arising out of causes beyond its reasonable control, including but not limited to acts of God or public enemies, acts of other parties, acts of civil or military authority, labor disputes, fires, riots, war, embargoes, epidemics, floods, unusually severe weather, failure of companies, or shortage or absence of power, fuel, raw materials, labor, tools, dies or equipment, or technical problems or yield failure.

19. Warranty.

(a) The Company's Product warranty shall be that printed on its then-current standard form of acknowledgment of the Distributor's purchase order for the Product in question. The Distributor agrees that it shall not make any representations or warranties on behalf of the Company, but that it shall refer actual and prospective purchasers to that standard Product warranty of the Company.

(b) THE WARRANTY SET FORTH IN THIS AGREEMENT IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS, IMPLIED AND STATUTORY, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

20. Limitation of Remedies. Except for claims for breach under Section 16 or indemnification under Section 27, in no event shall either party be liable to the other for any incidental, consequential, indirect or special damages.

21. Term and Termination of Agreement. This Agreement shall become effective on the date as of which it is executed by the last party hereto to execute the Agreement, and shall continue in full force and effect thereafter until terminated as set forth below.

(a) This Agreement may be terminated at any time by either party, with or without cause, by written notice given to the other party not less than thirty (30) days prior to the effective date of such termination.

(b) This Agreement shall be deemed terminated, without further act of either party, if either party shall file or have filed against it a petition in bankruptcy or seeking reorganization, plan of arrangement or other relief under the Bankruptcy Code or other insolvency or similar act, or shall make an assignment for the benefit of creditors.

(c) Upon termination of this Agreement, the Distributor shall cease to be an authorized Distributor of Company, and:

(i) All amounts owed by the Distributor to the Company shall, notwithstanding prior terms of sale, become immediately due and payable within thirty (30) days of the effective date of termination.

(ii) All unshipped orders may be canceled at the election of the Company, without liability of either party to the other.

(d) The Distributor may return to the Company all undamaged Products in the Distributor's inventory free and clear of all liens and encumbrances, provided that each such Product is listed in the current Distributor Cost Schedule and provided further that such Product was included in the Distributor's most recent inventory report as required by subsection 3 (e) above. The Distributor shall specify type and quantity of the Products to be returned, cost and purchase order number, in writing to the Company and shall obtain a RMA number prior to actual return of any of the Products to the Company. Products which are not listed in the Distributor Cost Schedule in effect at the effective date of the termination, or Product which was purchased from the Company at broken cost, shall not be accepted for return. The Company shall pay the Distributor an amount equal to the original purchase price paid by the Distributor for the acceptable returned Product, less the aggregate amount of all credits previously issued by the Company to the Distributor for such Product.

(i) If Company terminates under Section 21 then Company will pay all freight charges associated with such repurchase of Products under this without a re-stocking charge.

(ii) If Distributor terminates under Section 21 then Distributor will return all Products under this Section 21 in the original, smallest, unopened packaging, or undamaged and in merchantable condition .

(iv) Company shall pay Distributor for purchases under Section 21 within thirty (30) days from shipment of the Products by Distributor.

(v) This clause (Section 21D) supersedes all other return or credit allowances previously mentioned in this agreement.

(e) After any termination of this Agreement, Company will sell to Distributor any Products that Distributor is contractually obligated to furnish to a customer if Distributor orders such Products within fifteen (15) days after the effective date of termination.

(f) Subject to the respective party's performance in full of all obligations under this Agreement incurred prior to the effective date of termination (other than obligations expressly excused hereunder by reason of such termination), neither party shall be liable to the other by reason of termination of this Agreement for compensation, reimbursement, damages, or otherwise on account of loss of prospective profits or anticipated sales, or on account of expenditures, investments, leases or commitments in connection with the business or good will of the Company or of the Distributor, or for any other reason whatsoever arising of such termination.

(g) If, during the term of this Agreement, the either party uses or Displays the name or logo of the other party, or uses any trade name, trademark, or listing of the other party's name or logo in any card, telephone book, directory, public record or elsewhere, then in any event, promptly upon termination of this Agreement both parties shall take all necessary action to discontinue any and every such usage and display, and to remove the other party's name and logo from any such or other listing. Both parties agree and acknowledges that neither this Agreement nor any practice or course of dealing between the parties shall, in any manner whatsoever, give either party any right, title, interest, or license in or under any of the other party's trademarks or any of the other party's other designations.

(h) Upon termination of this Agreement, the Distributor shall return to the Company or completely destroy and the Company shall return to the Distributor or completely destroy all Catalogs, customer lists, data regarding the design/or methods of manufacture, and any other confidential or proprietary information of which was given for purposes of this Agreement or which was learned by either party in the course of performing this Agreement, including all copies, compilations or electronic copies of such information.

(i) Sections 16, 18, 19, 20, 21, 22, 23, 25, 26, 27, 28 and 29 shall survive the termination of this Agreement.

22. Relationship of Parties. The Distributor acknowledges that it is an independent contractor, and is not and has no right to represent itself to be an agent, partner, joint venture, or employee of the Company. The Distributor has no express or implied authorization to incur any obligations or in any manner make any commitments on behalf of the Company and agrees to indemnify and hold the Company harmless from all such obligations and commitments. The Distributor shall employ its own personnel and shall be responsible for them and their acts and in no way shall the Company be

liable to the Distributor, its employees or third parties for any losses, injuries, damages, or other obligations of any kind, occasioned by the Distributor's activities in connection with this Agreement. The Distributor, at its own expense, shall carry adequate Worker's Compensation, liability, and property insurance, in such amounts, as shall be necessary to cover such contingencies and, if requested by the Company, shall supply a satisfactory certificate from the insurer evidencing such insurance coverage.

23. Notices. All notices required or permitted by this Agreement must be in writing, and shall be deemed given when deposited in the U.S. Mail, properly addressed to the other party, postage prepaid for transmittal by certified mail, return receipt requested, or when delivered in person, by courier service, or by facsimile (fax) machine.

24. Compliance with Laws. The Distributor shall at all times comply with the laws and regulations applicable to the conduct of its business. The Distributor shall not knowingly supply the Products or data pertaining thereto directly or indirectly to any party or destination to which such supply is prohibited by U.S. export control laws, regulations or rulings unless the Distributor has obtained an applicable license therefor from the U.S. Department of Commerce or U.S. Department of State which removes such prohibition. The Distributor agrees to indemnify and hold the Company harmless from any and all expenses, judgments, penalties, or other liability incurred by the Company by reason of the Distributor's failure to comply with the foregoing obligations in a timely manner. The Company shall have the right to audit the Distributor's pertinent records to ascertain compliance with U.S. export control laws, but such right of audit and any failure to audit or to detect non-compliance shall not relieve the Distributor from its obligations herein.

25. Waiver. No failure or delay by either party to assert any rights or remedies arising from a breach of this Agreement shall be construed as a waiver or a continuing waiver of such rights or remedies, nor shall failure or delay by the non-breaching party to assert a breach be deemed to waive that or any other breach.

26. Entire Agreement; Modifications. THIS AGREEMENT CONSTITUTES THE ENTIRE AGREEMENT AND UNDERSTANDING BETWEEN THE PARTIES REGARDING THE SUBJECT MATTER HEREOF, AND THE FINAL WRITTEN EXPRESSION OF ALL THE TERMS OF AGREEMENT BETWEEN THEM, AND SUPERSEDES ALL PREVIOUS AND CONTEMPORANEOUS COMMUNICATIONS, UNDERSTANDINGS, AND AGREEMENTS, ORAL OR WRITTEN, BETWEEN THEM RELATING TO THAT SUBJECT MATTER. ANY AND ALL REPRESENTATIONS, PROMISES, WARRANTIES OR STATEMENTS BY THE COMPANY THAT DIFFER IN ANY WAY FROM THE TERMS OF THIS WRITTEN AGREEMENT SHALL BE GIVEN NO FORCE OR EFFECT. IN THE EVENT OF A CONFLICT OR INCONSISTENCY BETWEEN THE TERMS OF THIS AGREEMENT AND THOSE OF ANY ORDER, QUOTATION, SOLICITATION OR OTHER COMMUNICATION FROM ONE PARTY TO THE OTHER, THE TERMS OF THIS AGREEMENT SHALL BE CONTROLLING. No modification of this

Agreement shall be effective unless made in writing, signed by duly authorized representatives of both parties.

27. Intellectual Property Indemnity.

(a) Company will indemnify and hold Distributor harmless from any and all claims and will defend any suit or proceeding brought against Distributor to the extent that such claim, suit or proceeding is based on a claim that Products manufactured and sold by the Company to Distributor constitute an infringement of any trademark, patent, copyright, trade secret or other proprietary right; and Company shall pay all damages and costs (including reasonable attorneys' fees) related to any such claim, suit or proceeding provided that Company:

(i) is promptly notified and furnished a copy of each communication, notice or other action relating to the alleged infringement,

(ii) is given authority, information and assistance necessary to defend or settle such suit or proceeding in such a manner as Distributor shall determine, and

(iii) is given sole control of the defense (including the right to select counsel), and the sole right to compromise and settle such suit or proceeding at Company's sole expense. In the case of any such compromise or settlement, Company may not obligate or subject Distributor to any monetary or injunctive obligation, except for the cessation of the sale or distribution of infringing Products, without the prior written consent of Distributor. Section 27(c) of this Agreement applies to situations in which Distributor is required to cease the sale or distribution of any Products as a result of such claim or suit or the compromise or settlement of such claim or suit.

(b) Company shall not be obligated to defend or be liable for costs and damages if the infringement arises out of compliance with the Distributor's design or specifications or from a combination with, an addition to, or modification of the Products after delivery by Company where the addition to or modification of the Products is a proximate cause of the infringement and the Products would be non-infringing absent the combination, addition or modification.

(c) If any Products manufactured and supplied by Company to Distributor are held to infringe any valid proprietary right and

Distributor is enjoined from distribution of the Products, or if Company believes such infringement is likely, Company will exert reasonable efforts, at its option and at its expense, to:

(i) procure for Distributor the right to distribute such Products free of any liability for infringement, or

(ii) replace (or modify) such Products with a non-infringing substitute, or

(iii) accept return of the Products from Distributor and to refund the purchase price and the transportation costs of such Products. If the infringement is alleged prior to completion of delivery of the Products, Company has the right to decline to make further shipments without being in breach of contract. If Company has not been enjoined from selling such Products to Distributor, Company may (at Company's sole election), at Distributors request, supply such Products to Distributor, in which event Distributor shall be deemed to extend to Company the same indemnity hereinabove stated.

(d) The same patent indemnity shall be deemed to be extended to Company by Distributor if any suit or proceeding is brought against Company based on a claim that the Products manufactured by the Company in compliance with the Distributor's specifications infringe any valid United States patent.

(e) The foregoing states that sole and exclusive liability of the parties hereto for infringement or the like of patents, trademarks, copyrights and trade secrets whether direct or contributory, and is in lieu of all warranties, express, implied or statutory in regards thereto.

28. Assignment. This Agreement is non-delegable and non-assignable by either party, except that the Agreement can be assigned in connection with a merger or a sale of substantially all the assets of a party, subject to the other party's right of termination under Section 21.

29. Governing Law and Arbitration. This Agreement shall be construed and enforced in accordance with internal laws of the State of Minnesota applicable to contracts made and performed entirely therein, without regard to conflict of laws principles. In the event of any dispute relating to the interpretation or the performance of the Agreement, the parties shall use reasonable efforts to settle the issues in good faith negotiations. If the dispute cannot be settled amicably in this manner within thirty (30) days, any dispute or claim arising out of or in connection with the Agreement will be

finally resolved by binding arbitration administered by the American Arbitration Association (AAA) under its Commercial Arbitration Rules. The arbitration will be conducted in the English Language before a single arbitrator selected from a list of arbitrators maintained by the American Arbitration Association, by mutual agreement of the parties. The arbitration will be conducted in the Company's state of incorporation if arbitration is commenced by Distributor or in Minneapolis, Minnesota, U.S.A., if arbitration is commenced by Company. The award of the arbitrator shall be accompanied by a statement of the reason upon which the award is based. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration proceedings will be governed by United States Arbitration Act and by the AAA Rules, without reference to state arbitration law. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for injunctive relief without breach of this arbitration provision. Each party shall bear its own costs and expenses, including attorneys' fees, in connection with the arbitration. In addition, the fees and expenses of the arbitrator will be divided equally between the parties.

[Signatures appear on the next page.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their respective duly authorized representatives.

DISTRIBUTOR:
Digi-Key Corporation

by [redacted]

David Doherty
Printed Name

Title Vice President

Date May 22, 2013

COMPANY:
CUI Inc

by [redacted]

Matthew McKenzie
Printed Name

Title President

Date May 15th, 2013

E X H I B I T   A

Territory (Section 1):

Worldwide

Company's shipping address for returns (Section 13):

____
____
____

Address and Fax Numbers for Notices (Section 22):

If to Company:

Matt McKenzie
Name

President
Title

CUI Inc
Company Name

20050 SW 112th Ave
Address – Line 1

Tualatin, OR 97062
Address – Line 2

Voice: 800-275-4899

Facsimile: 503-612-2305

If to Distributor:

Tom Busher
Name

VP IPE
Title
Digi-Key Corporation
701 Brooks Avenue South
Thief River Falls, MN 56701

Voice: 800-338-4105

Facsimile: 218-681-3380

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